EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Frank’s International N.V.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-190607) of Frank’s International N.V. of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Frank’s International N.V. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appears in the December 31, 2019 annual report on Form 10-K of Frank’s International N.V.

Our report on the consolidated financial statements refers to our audit of the adjustments to the 2017 consolidated financial statements to retrospectively apply the change in the reportable segments composition and the related reclassifications within the 2017 consolidated statement of operations as described in Note 1 to the consolidated financial statements. We were not engaged to audit, review, or apply any procedures to the 2017 consolidated financial statements of the Company other than with respect to such adjustments.

Our report refers to change in accounting method for leases as of January 1, 2019 due to the adoption of the provisions of Accounting Standards Codification Topic 842 - Leases, as amended.

/s/ KPMG LLP

Houston, Texas
February 25, 2020